SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                            -------------------------



                                    EXHIBITS



                                   FILED WITH



                                    FORM 10-K

                                  JUNE 30, 2002



                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)



                                     OF THE



                       THE SECURITIES EXCHANGE ACT OF 1934






                                   AGWAY INC.



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                                    EXHIBIT 3


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                                STATE OF DELAWARE

                                     [LOGO]

                          OFFICE OF SECRETARY OF STATE



         I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OR RESTATED CERTIFICATE OF INCORPORATION OF "AGWAY, INC." FILED IN THIS OFFICE ON THE THIRD DAY OF OCTOBER, A.D. 1989, AT 10 O'CLOCK A.M.

                               * * * * * * * * * *










                                         /s/ Michael Ratchford
                                         -------------------------------------
                                         Michael Ratchford, Secretary of State

[DEPARTMENT OF STATE]
[DELAWARE SEAL]
                                         AUTHENTICATION:               *3433813
                                                   DATE:             04/30/1992

722121041


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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   AGWAY INC.


     AGWAY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The name of the Corporation is AGWAY, INC., and the name under which the Corporation was originally incorporated is GLF--EASTERN STATES ASSOCIATION.

          The date of filing its original Certificate of Incorporation with the Secretary of State was January 2, 1964.

         2. This Restated Certificate of Incorporation only re states and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

         FIRST.  The name of the Corporation is AGWAY, INC.

         SECOND. Its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, 1209 Orange


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Street, Wilmington, Delaware.

         THIRD.   The nature of the business and the objects and  purposes to be transacted, promoted and carried on and the powers to be exercised are as follows:

         (1) To purchase, manufacture, and otherwise acquire and procure; to store, transport, process and otherwise handle; to distribute, sell, lease, and otherwise furnish and supply: any and all kinds of farm, garden, orchard, and other supplies, (including petroleum and its products), material and equipment used by farmers or used in the production of agricultural products or livestock and their products, or by-products of any of the foregoing; and in connection with any of the foregoing to furnish financing and other services to patrons; and to furnish and finance facilities and agencies through which any such operations may be conducted; and

         (2) To receive, purchase, and otherwise acquire; to grade, pack, process, manufacture, store and otherwise handle; to market, sell, transport and otherwise deal in: any and all kinds of farm, orchard, garden, or other agricultural products or livestock and their products, and by-products of any of the foregoing; and to furnish and finance facilities and agencies through


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which any or all of such  products  of its members  and other  producers  may be marketed or processed and marketed.

         In furtherance of the foregoing purposes and powers and in addition thereto, the Corporation shall have, enjoy and exercise the following specific powers, but the specific powers hereinafter enumerated shall in no wise constitute or be construed as constituting any curtailment or limitation of the general powers enumerated above.

         (3) To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

         (4) To acquire, and pay for in cash, stock or bonds of the corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm association or corporation.

         (5) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade

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names, relating to or useful in connection with any business of the Corporation.

         (6) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers, and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

         (7) To purchase or otherwise acquire all or any part of the business, good will, rights, property and assets of all kinds, and assume all or any part of the liabilities of any corporation, association, partnership or person


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engaged in any business  included in the powers or objects of this  Corporation.
To acquire and take over as a going concern, and to carry on the business of any person, firm, association or corporation engaged in any business which this corporation is authorized to carry on, or, in connection therewith, to acquire the good will, and all or any part of the assets, and to assume or otherwise provide for all or any of the liabilities of the owner or owners of such business.

         (8) To enter into, make and perform contracts of every kind and description including contracts of agency in which it may be principal or agent and including also agreements of partnership and joint venture agreements as a general or limited partner or in any other capacity with any other person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

         (9) To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in


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trust of the whole or any part of the  property of the  Corporation,  whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

         (10) To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted directly or indirectly.

         (11) To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, operate, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

         (12) In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the

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State of Delaware, and to do any or all of the things hereinbefore set forth and everything incidental or appropriate for the accomplishment of any of the objects or the furtherance of any of the powers hereinbefore set forth to the same extent as natural persons might or could do.

         (13) The foregoing clauses shall be construed both as objects, purposes and powers and the objects, purposes and powers specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other clause in this Certificate of Incorporation, but the objects, purposes and powers specified in each of the foregoing clauses of this article shall be regarded as independent objects, purposes and powers.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one million two hundred eighty thousand (1,280,000) of which stock:
         nine hundred eighty thousand (980,000) shares of the par value of one hundred dollars ($100) each amounting in the aggregate to ninety-eight million dollars ($98,000,000) shall be preferred stock; and three hundred thousand (300,000) shares of the par value of twenty-five dollars ($25) each amounting in


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the aggregate to seven million five hundred thousand dollars  ($7,500,000) shall be common stock.

         (1) The preferred stock shall have no voting rights. The Corporation shall be entitled from time to time to retire any series or the whole of such preferred stock, or by lot any portion thereof, upon payment of all accrued dividends and the par value thereof.

         The holders of the Series A preferred stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, preferential dividends at the rate of 6% per annum before any dividends shall be declared, or paid, or set aside for any other series of preferred stock or for the common stock. Such dividends shall be cumulative. The Board of Directors may declare dividends on the Series A preferred stock from time to time greater than 6% per annum, but not to exceed 10% per annum or the maximum dividend rate allowed by applicable laws and regulations. There shall be authorized three hundred fifty thousand (350,000) shares of Series A preferred stock.

         The holders of the Series B preferred stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, preferential dividends at the rate of 8% per annum before any dividends shall be declared, or paid, or set aside for any of the common stock. Such dividends


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shall be cumulative.  The Board of Directors may declare dividends on the Series
B preferred stock from time to time greater than 8% per annum, but not to exceed 10% per annum or the maximum dividend rate allowed by applicable laws and regulations. There shall be authorized two hundred fifty thousand (250,000) shares of Series B preferred stock.

         The holders of the Series B-1 preferred stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, preferential dividends at the rate of eight percent (8%) per annum before any dividends shall be declared or paid, or set aside for any of the common stock. Such dividends shall be cumulative. The Board of Directors may declare dividends on the Series B-1 preferred stock from time to time greater than 8% per annum, but not to exceed 10% per annum or the maximum dividend rate allowed by applicable laws and regulations. There shall be authorized one hundred forty thousand (140,000) shares of Series B-1 preferred stock.

         The holders of the Series C preferred stock shall be entitled to receive, when and as declared by the Board of Directors of this Corporation, preferential dividends at the rate of 7% per annum before any dividends shall be declared, or paid, or set aside for any of the common stock. Such dividends shall be cumulative. The Board of Directors may declare dividends on the Series


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C preferred stock from time to time greater than 7% per annum, but not to exceed
10% per annum or the maximum dividend rate allowed by applicable laws and regulations. There shall be authorized one hundred fifty thousand shares (150,000) of Series C preferred stock.

         The holders of any other series of preferred stock authorized hereinafter shall be entitled to receive when and as declared by the Board of Directors of the Corporation, preferential dividends at a rate per annum fixed by resolution of the Board of Directors at the time shares of any such series of preferred stock are issued. The authority to create and issue any new series of preferred stock and to increase the authorized number of shares of Series A, Series B, Series B-1, and Series C preferred stock is hereby delegated to the Board of Directors of the Corporation, and there is expressly vested in said Board the right to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions and authorized number of shares of any series of preferred stock. Dividends on such preferred stock shall be declared, or paid, or set aside before any dividends are paid on the common stock. Such dividends shall be cumulative.

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         There shall be an equal order of priority  with  respect to the payment of dividends among all series of preferred stock, except Series A preferred stock which shall have priority over all other series of preferred stock with respect to dividends. In the event of dissolution or liquidation, the Series A preferred stock shall be redeemed in full before any payment is made to the holders of other series of preferred stock, revolving fund certificates, common stock, patrons' equities or retained margins. All other series of preferred stock shall have equal priority in dissolution or liquidation and, after the Series A preferred stock is redeemed in full, shall be redeemed before the holders of revolving fund certificates, common stock, patrons' equities or retained margins.

         The holders of the Series HM preferred stock shall be entitled to receive, when and as declared by the Board of Directors of this Corporation, preferential dividends at such rate per annum as is declared by the Board of Directors, but not to exceed the maximum dividend rate allowed by applicable laws and regulations, before any dividends shall be declared or paid, or set aside for the common stock. Such dividends shall not be cumulative. There shall be authorized eighty thousand shares (80,000) of Series HM preferred stock.


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         In the event of  dissolution  or  liquidation,  the Series A  preferred stock, Series B preferred stock, Series B-1 preferred stock, and Series C preferred stock shall be redeemed in full before any payment is made to the holders of Series HM preferred stock, revolving fund certificates, common stock, patrons' equities or retained margins. The Series HM preferred stock shall be redeemed in full before any distribution to holders of patrons' equities or retained margins.

         (2) The common stock shall be designated $25 Par Value Membership Common Stock; it shall carry the exclusive voting rights of the Corporation, each full share having one vote and fractional shares having no vote. Dividends not exceeding 8% per annum may be paid on such stock when and as declared by the Board of Directors. Such dividends shall not be cumulative. If any holder of such stock ceases to be a member of the Corporation, either because he owns less than a full share of such stock, or because he has ceased to be a farmer, or because he has done no business with the Corporation since the beginning of its preceding fiscal year, such stock held by him may be presented or called for redemption. Effective upon any such call for redemption, the stock so called shall thereafter have no right to vote or to receive any dividends. In the event of redemption, dissolution or otherwise, each share or fractional share of such


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stock shall be entitled to its par value plus any dividend  theretofore declared and unpaid, but no more. In the event of dissolution, after the retirement of preferred stock and after payment in full to holders of revolving fund certificates, such amount shall be paid with respect to such stock before any distribution to holders of patrons' equities or retained margins. Such stock shall not be transferable other than to the Corporation except with its written consent endorsed on the certificate.

         The Board of Directors is hereby expressly authorized to determine and state, in the resolution or resolutions providing for the issue of such stock, the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and to issue one or more series of stock within any class with such voting powers and with such designations, preferences and relative, participating option or other special rights, and qualifications, limitations or restrictions thereof as may be determined by the Board.

         FIFTH.    The minimum amount of capital with which the Corporation will commence business is one thousand dollars ($1,000).

         SIXTH.    The Corporation is to have perpetual existence.

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         SEVENTH.  The private property of the stockholders
shall not be subject to the payment of corporate debts to any extent whatever.

         EIGHTH. The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

         (1) The Board of Directors shall have and may exercise all corporate powers of the Corporation except such as by law or this Certificate of Incorporation are reserved to the stockholders.

         (2) No stockholder shall have any pre-emptive right to subscribe for any issue of stock of the Corporation, whether now or hereafter authorized.

         (3) Meetings of stockholders and directors may be held outside the State of Delaware, if the by-laws so provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

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         (4) The  directors  elected at the first annual  meeting  following the completion of the first full year of the Corporation shall be divided into three classes; the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full term of three years to succeed those whose terms expire.

         NINTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         To make, alter or repeal the by-laws of the Corporation.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

         By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as


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may be stated in the by-laws of the  Corporation  or as may be  determined  from time to time by resolution adopted by the Board of Directors.

         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said AGWAY, INC. has caused this certificate to be signed by David M. Hayes, its Vice
President, and attested by Barbara S. Woolard, its Assistant
Secretary, this 29th day of September, 1989.


                                 AGWAY, INC.

                                 By: /s/ David M. Hayes
                                    -----------------------
                                         David M. Hayes
                                         Vice President
ATTEST:

By: /s/ Barbara S. Woolard
    -----------------------
        Barbara S. Woolard
        Assistant Secretary